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                                                                  March 26, 1998

                   [LETTERHEAD OF CAMHY KARLINSKY & STEIN LLP]

Board of Directors
InnoPet Brands Corp.
One East Broward Blvd., Suite 1100
Fort Lauderdale, Florida 33301


     Re:  InnoPet Brands Corp. -- Registration Statement on Form SB-2
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Dear Sirs:

              You have requested our opinion as counsel for InnoPet Brands Corp., a Delaware corporation (the "Company"), in connection with the registration statement (the "Registration Statement") on Form SB-2 filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), with respect to the issuance by the Company of: (i) 8,062,441 shares (the "Shares") of common stock, par value $.01 per share, (the "Common Stock") which includes certain shares of Common Stock being registered for offer by the Company to HSBC James Capel Canada, Inc. ("HSBC") pursuant to the terms of a subscription agreement between the Company and HSBC (the "Subscription Agreement") in connection with a proposed financing whereby the Company will issue a total of $3.6 million of Common Stock over a twenty-four month period based upon the payment of $150,000 each month at a per share purchase price equal to 80% of the lowest closing bid price for the Common Stock for the twenty trading days preceding each investment date (the "Investment Shares") certain shares of Common Stock being registered for offer by the Company to HSBC pursuant to the terms of the Subscription Agreement in connection with the grant by the Company to HSBC of an option to purchase up to a total of $50 million of Common Stock over a twenty four-month period based upon a per share purchase price equal to 85% of the lowest closing bid price for the Common Stock for the five trading days preceding each investment date (the "HSBC Option Shares") certain shares of Common Stock underlying the Series A 4% Cumulative Convertible Preferred Stock (the "Series A Preferred Stock") issued in connection with a private placement (the "Series A Private Placement") with Entrepreneurial Investors, Ltd. ("EIL") (the "Series A Private Placement Common Shares"), certain





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Board of Directors
InnoPet Brands Corp.
March 26, 1998
Page 2




shares of Common Stock which may be issued in the future as a dividend on the Series A Preferred Stock (the "Series A Dividend Shares"), certain shares of Common Stock (the "Series A Option Shares") underlying an option, granted to the placement agent in the Series A Private Placement, to purchase 62,500 shares of Series A Preferred Stock which may be issued in the future upon the proper exercise of the option, certain shares of Common Stock underlying the Series
B 8% Cumulative Convertible Preferred Stock (the "Series B Preferred Stock," and together with the Series A Preferred Stock, the "Preferred Stock") issued in connection with three private placements (the "Series B Private Placement") with Explorer Partners, LLC (the "Series B Private Placement Common Shares," and together with the Series A Private Placement Common Shares, the "Private Placement Common Shares"), certain shares of Common Stock which may be issued in the future as a dividend on the Series B Preferred Stock (the "Series B Dividend Shares," and together with the Series A Dividend Shares, the "Dividend Shares"), certain shares of Common Stock (the "Warrant Shares") to be issued upon the proper exercise of an outstanding common stock purchase warrants (the "Warrant"), certain shares of Common Stock being registered on behalf of EIL in connection with a senior convertible promissory note (the "Note") delivered by the Company to EIL and a pledge agreement (the "Pledge Agreement") by and between the Company and EIL (the "Collateral Shares") and certain shares of Common Stock which may be issued to EIL in the future as payment of interest on the Note (the "Interest Shares"); and (k) certain shares to be issued to various other investors (the "Investor Shares") and certain Warrants issued to investors.

              In rendering the opinions hereafter we have relied upon such documents and instruments as we have deemed appropriate.

              In conducting our examination, we have assumed, without investigation, the genuineness of all signatures, the correctness of all certificates, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies, and the accuracy and completeness of all records made available to us by the Company.

              The opinions hereafter expressed are subject to the following qualifications:



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Board of Directors
InnoPet Brands Corp.
March 26, 1998
Page 3



                      A. Our opinion in paragraph 1 below as to the good standing of the Company is based solely upon a certificate from public officials.

                      B. Our opinions below are limited to the matters expressly set forth in this opinion letter, and no opinion is to be implied or may be inferred beyond the matters expressly so stated.

                      C. We disclaim any obligation to update this opinion letter for events occurring after the date of this opinion.

                      D. We are members of the Bar of the State of New York. Our opinions below are limited to the effect of the laws of the State of New York and of the federal laws of the United States.

               Based upon and subject to the foregoing, we are of the opinion that:

               1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware.

               2. The Investment Shares are duly authorized, and when issued, and in accordance with the terms of the Subscription Agreement, will be legally issued, fully paid and non-assessable.

               3. The HSBC Option Shares are duly authorized, and when issued, upon proper exercise of the option and in accordance with the terms of the Subscription Agreement, will be legally issued, fully paid and non-assessable.

               4. The Private Placement Common Shares are duly authorized, and when issued, upon proper conversion and in accordance with the terms of the Preferred Stock, will be legally issued, fully paid and non-assessable.


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Board of Directors
InnoPet Brands Corp.
March 26, 1998
Page 4




               5. The Dividend Shares are duly authorized and when issued, upon proper declaration of a dividend and in accordance with the terms of the Preferred Stock, will be legally issued, fully paid and non-assessable.

               6. The Option Shares are duly authorized and when issued, upon proper exercise of the option and in accordance with the terms thereof and the terms of the Series A Preferred Stock, will be legally issued, fully paid and non-assessable.

               7. The Warrant Shares are duly authorized and when issued, against payment therefor in accordance with the terms of the Warrant, will be legally issued, fully paid and non-assessable.

               8. The Collateral Shares are duly authorized and when issued, in accordance with the terms of the Note and the Pledge Agreement, will be legally issued, fully paid and non-assessable.

               9. The Interest Shares are duly authorized and when issued, in accordance with the terms of the Note, will be legally issued, fully paid and non-assessable.

               10. The Investor Shares are duly authorized and when issued, against payment therefore, will be legally issued fully paid and non-assessable

               11. The Warrants are duly authorized, legally issued, fully paid and non-assessable.

               We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required pursuant to
 Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.



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Board of Directors
InnoPet Brands Corp.
March 26, 1998
Page 5




              This opinion letter is rendered solely for the benefit of the addressee. Without our prior written consent, this opinion letter may not be:
(i) relied upon by any other party or for any other purpose; (ii) quoted in whole or in part or otherwise referred to in any report or document; or (iii) furnished (the original or copies thereof) to any other party.

                                Very truly yours,

                                /s/ Camhy Karlinsky & Stein
                                ------------------------------------
                                CAMHY KARLINSKY & STEIN LLP